Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended June 30, 2020

July 27th, 2020

1 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the COVID-19 pandemic, its impact on the Company and the Company’s response thereto and to the Company’s strategy, plans, intentions, capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to the COVID-19 pandemic, including, but not limited to, the risk of business and/or operational disruptions, disruption of the Company’s customers’ businesses that could affect their ability to make rental payments to the Company, supply chain disruptions and delays in the construction or development of the Company’s data centers; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as other periodic reports the Company files with the Securities and Exchange Commission, many of which should be interpreted as being heightened as a result of the ongoing COVID-19 pandemic and the actions taken to contain the pandemic or mitigate its impact.

2 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Company Profile

Hyperscale | Hybrid Colocation | Federal

CONNECTIVITY

TECHNOLOGY/ SDP

SUSTAINABILITY

CUSTOMER EXPERIENCE

North America
Europe
HILLSBORO
SANTA CLARA
SACRAMENTO
SAN JOSE
PHOENIX
OVERLAND PARK
CHICAGO
FORT WORTH
IRVING
ATLANTA
SUWANEE
MIAMI
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
MANASSAS
RICHMOND
AMSTERDAM
EEMSHAVEN
GRONINGEN
MEGA DATA CENTERS
DATA CENTERS
LAND

INDUSTRY-LEADING CUSTOMER SERVICE

Net Promoter Score

40
Industry Average
64
68
72
75
88
2015
2016
2017
2018
2019

SERVICE DELIVERY PLATFORM

Industry's First Software-Defined Data Center

REAL-TIME VISIBILITY
ACTIONABLE INSIGHTS

Automate · Digitize · Analyze

GROSS UTILITY POWER

over

950 MW

TOTAL VOLUNTEER HOURS

in 2019

3,113

APPROXIMATELY

720 ACRES

OF EXPANSION CAPABILITY

WITH CAPACITY TO NEARLY

DOUBLE BUSINESS

IN TERMS OF NET RENTABLE SQUARE FEET WITHIN EXISTING POWERED SHELL

7.2M

GROSS SQUARE FEET

3.2M

SQUARE FEET OF RAISED FLOOR CAPACITY

EXPECT TO PROCURE

100% of our power from renewable energy by **2025**

Data provided as of June 30, 2020

3 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	June 30,	December 31,
	2020 (1)	2019 (1)
ASSETS
Real Estate Assets
Land	$149,023	$130,605
Buildings, improvements and equipment	2,487,379	2,178,901
Less: Accumulated depreciation	(623,915)	(558,560)
	2,012,487	1,750,946
Construction in progress (2)	976,257	920,922
Real Estate Assets, net	2,988,744	2,671,868
Investments in unconsolidated entity	26,535	30,218
Operating lease right-of-use assets, net	54,274	57,141
Cash and cash equivalents	16,474	15,653
Rents and other receivables, net	76,638	81,181
Acquired intangibles, net	74,700	81,679
Deferred costs, net (3)	54,775	52,363
Prepaid expenses	11,846	10,586
Goodwill	173,843	173,843
Other assets, net (4)	48,809	49,001
TOTAL ASSETS	$3,526,638	$3,223,533

LIABILITIES
Unsecured credit facility, net (5)	$1,201,962	$1,010,640
Senior notes, net of debt issuance costs (5)	395,930	395,549
Finance leases and mortgage notes payable	45,572	46,876
Operating lease liabilities	61,252	64,416
Accounts payable and accrued liabilities	168,187	142,547
Dividends and distributions payable	37,461	34,500
Advance rents, security deposits and other liabilities	20,070	18,027
Derivative liabilities	65,297	26,609
Deferred income taxes	510	749
Deferred income	43,461	39,169
TOTAL LIABILITIES	2,039,702	1,779,082

EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of June 30, 2020 and December 31, 2019, respectively (7)	304,223	304,223
Common stock: $0.01 par value, 450,133,000 shares authorized, 61,431,881 and 58,227,523 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	614	582
Additional paid-in capital	1,463,445	1,330,444
Accumulated other comprehensive income (loss)	(61,322)	(24,642)
Accumulated dividends in excess of earnings	(428,972)	(376,002)
Total stockholders’ equity	1,381,200	1,337,817
Noncontrolling interests	105,736	106,634
TOTAL EQUITY	1,486,936	1,444,451
TOTAL LIABILITIES AND EQUITY	$3,526,638	$3,223,533

(1)	The balance sheet at June 30, 2020 and December 31, 2019, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.
(2)	As of June 30, 2020, construction in progress included $198.5 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.
(3)	As of June 30, 2020 and December 31, 2019, deferred costs, net included $7.0 million and $8.0 million of deferred financing costs net of amortization, respectively, and $47.7 million and $44.3 million of deferred leasing costs net of amortization, respectively.
(4)	As of June 30, 2020 and December 31, 2019, other assets, net included $45.5 million and $45.8 million of corporate fixed assets, respectively, primarily relating to corporate offices, leasehold improvements and product related assets.
(5)	Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $10.0 million and $10.8 million at June 30, 2020 and December 31, 2019, respectively, have been netted against the related debt liability line items for both periods presented.
(6)	As of June 30, 2020, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of June 30, 2020, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

4 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenues:
Rental (1)	$125,996	$120,081	$114,977	$246,077	$224,366
Other (2)	5,644	6,211	4,190	11,855	7,490
Total revenues	131,640	126,292	119,167	257,932	231,856
Operating expenses:
Property operating costs	40,349	40,781	38,570	81,130	72,673
Real estate taxes and insurance	4,106	3,911	3,355	8,017	6,722
Depreciation and amortization	47,554	45,070	41,481	92,624	80,269
General and administrative (3)	21,391	20,683	20,124	42,074	40,015
Transaction, integration and impairment costs	381	216	1,039	597	2,253
Total operating expenses	113,781	110,661	104,569	224,442	201,932
Gain on sale of real estate, net	—	—	—	—	13,408
Operating income	17,859	15,631	14,598	33,490	43,332
Other income and expense:
Interest income	2	—	36	2	81
Interest expense	(6,924)	(7,162)	(6,459)	(14,086)	(13,605)
Other income (expense)	—	159	(40)	159	(40)
Equity in net loss of unconsolidated entity	(590)	(677)	(401)	(1,267)	(675)
Income before taxes	10,347	7,951	7,734	18,298	29,093
Tax benefit (expense) of taxable REIT subsidiaries	(138)	169	(199)	31	(410)
Net income	10,209	8,120	7,535	18,329	28,683
Net income attributable to noncontrolling interests (4)	(317)	(110)	(52)	(427)	(1,642)
Net income attributable to QTS Realty Trust, Inc.	$9,892	$8,010	$7,483	$17,902	$27,041
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(14,090)	(14,090)
Net income attributable to common stockholders	$2,847	$965	$438	$3,812	$12,951

Net income (loss) per share attributable to common shares:
Basic (5)	$(0.05)	$(0.01)	$(0.03)	$(0.06)	$0.17
Diluted (5)	(0.05)	(0.01)	(0.03)	(0.06)	0.17

(1)	Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $12.5 million, $12.3 million, and $12.7 million for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively, and $24.8 million and $23.5 million for the six months ended June 30, 2020 and 2019, respectively. Straight line rent was $5.8 million, $3.8 million and $1.0 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and $9.6 million and $2.5 million for the six months ended June 30, 2020 and 2019, respectively.
(2)	Includes revenue from managed services, sales of scrap metals and other unused materials, management fees, service fees, development fees and various other non-rental revenue items.
(3)	Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 16.2%, 16.4%, and 16.9% of total revenues for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and 16.3% and 17.3% of total revenues for the six months ended June 30, 2020 and 2019, respectively.
(4)	The weighted average noncontrolling ownership interest of QualityTech, LP was 9.9%, 10.2% and 10.7% for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and 10.1% and 11.0% for the six months ended June 30, 2020 and 2019, respectively.
(5)	Basic and diluted net income (loss) per share were calculated using the two-class method.

5 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income (Loss)

(unaudited and in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	64	(223)	66	(159)	66
Decrease in fair value of derivative contracts	(3,641)	(36,715)	(18,606)	(40,356)	(28,459)
Reclassification of other comprehensive income to utilities expense	410	354	—	764	—
Reclassification of other comprehensive income to interest expense	2,703	758	(471)	3,461	(965)
Comprehensive income (loss)	9,745	(27,706)	(11,476)	(17,961)	(675)
Comprehensive (income) loss attributable to noncontrolling interests	(1,022)	2,831	1,291	1,809	74
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$8,723	$(24,875)	$(10,185)	$(16,152)	$(601)

6 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(unaudited and in thousands, except operating portfolio statistics data and per share data)

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the summary financial information below.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Summary of Results	2020	2020	2019	2020	2019
Total revenue (1)	$131,640	$126,292	$119,167	$257,932	$231,856
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Net income attributable to common stockholders	$2,847	$965	$438	$3,812	$12,951
Net income (loss) per share attributable to basic common shares (2)	$(0.05)	$(0.01)	$(0.03)	$(0.06)	$0.17
Net income (loss) per share attributable to diluted common shares (2)	$(0.05)	$(0.01)	$(0.03)	$(0.06)	$0.17
FFO available to common stockholders & OP unit holders (3)	$48,349	$43,730	$39,779	$92,079	$76,716

Note: All metrics in the following tables include QTS’ pro rata share of results from the unconsolidated joint venture.

	Three Months Ended			Six Months Ended
Other Data (including QTS' pro rata share of	June 30,	March 31,	June 30,	June 30,
unconsolidated JV, excl. total revenue)	2020	2020	2019	2020	2019
Total revenue (1)	$131,640	$126,292	$119,167	257,932	231,856
MRR (at period end)	$36,091	$34,963	$32,780	$36,091	$32,780
NOI	$88,112	$82,444	$78,084	$170,556	$153,537
NOI as a % of revenue	66.9%	65.3%	65.5%	66.1%	66.2%
Adjusted EBITDA	$72,800	$66,770	$62,237	$139,570	$121,080
Adjusted EBITDA as a % of revenue	55.3%	52.9%	52.2%	54.1%	52.2%
Operating FFO available to common stockholders & OP unit holders	$48,730	$43,946	$40,818	$92,676	$78,969
Operating FFO per diluted share	$0.70	$0.66	$0.65	$1.36	$1.29
Annualized ROIC	11.9%	11.8%	12.3%	11.9%	12.4%

	June 30,		December 31,
Balance Sheet Data (including QTS' pro rata share of unconsolidated JV) (4)	2020		2019
Total indebtedness, net of cash and cash equivalents	$1,678,800		$1,482,260
Indebtedness to last quarter annualized Adjusted EBITDA	5.8x		5.6x
Indebtedness to last quarter annualized Adjusted EBITDA pro forma for the effects of forward equity sales	3.7x	(5)	4.8x	(6)
Indebtedness to undepreciated real estate assets	45.7%		45.3%
Indebtedness to Implied Enterprise Value	25.4%		27.0%

(1)	Excludes QTS’ pro rata share of the unconsolidated joint venture revenue. Total unconsolidated JV revenue at the JV’s 100% share was $3.4 million, $3.1 million and $2.6 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019 respectively, and $6.5 million and $3.5 million for the six months ended June 30, 2020 and 2019, respectively. QTS’ 50% pro rata share of unconsolidated JV revenue was $1.8 million, $1.5 million and $1.4 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and $3.3 million and $1.8 million for the six months ended June 30, 2020 and 2019, respectively.
(2)	Basic and diluted net income (loss) per share were calculated using the two-class method.
(3)	Includes QTS’ pro rata share of results from its unconsolidated entity.
(4)	The Company has excluded associated debt issuance costs from the Total indebtedness line item for both periods presented. Therefore, the total debt amount, as well as calculations based on the total debt amount, represents the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.
(5)	Represents the Company’s leverage ratio pro forma for the effects of approximately $591 million in net proceeds available under forward equity agreements executed through June 30, 2020. The Company expects to use proceeds from these forward equity agreements to fund future capital expenditures.
(6)	Represented the Company’s leverage ratio pro forma for the effects of approximately $220 million in net proceeds available under forward equity agreements executed through February 18, 2020, the release date of the December 31, 2019 earnings report.

7 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Operating Portfolio Statistics	June 30,	December 31,
(including unconsolidated JV at the JV’s 100% share)	2020	2019
Built out square footage:
Raised floor	1,770,242	1,659,137
Leasable raised floor	1,413,261	1,340,755
Leased raised floor	1,318,357	1,226,188
Data center % occupied	93.3%	91.5%

Total Raw Shell:
Total	7,187,195	7,188,833
Basis-of-design raised floor space (1)	3,219,578	3,213,799

Data center properties	25	24
Basis of design raised floor % developed	55.0%	51.6%

Data center raised floor % owned (2)	96.3%	96.0%

(1)	See definition in Appendix.
(2)	Includes the Santa Clara facility which is subject to a long-term ground lease, includes unconsolidated JV property at the JV's 100% share, and excludes facilities subject to finance lease obligations. Had the Santa Clara facility been excluded as an owned facility, the owned data center raised floor percentage would be 93.0% and 92.4% at June 30, 2020 and December 31, 2019, respectively.

2020 Guidance

	2020 Revised Guidance		Previous 2020 Guidance
($ in millions except per share amounts)	Low	High	Low	High
Revenue	$523	$537	$523	$537
Adjusted EBITDA	$280	$290	$275	$285
Operating FFO per fully diluted share	$2.73	$2.83	$2.69	$2.83

As a result of strong year to date leasing activity, the Company has outperformed its initial expectations for recurring revenue. However, as a result of lower than expected utility rates, particularly in Atlanta, the Company’s largest market, the Company’s power recovery revenue has trended lower than initial expectations for the year. Factoring in the net effect of these two items, the Company is reaffirming its revenue guidance for 2020 of $523 million - $537 million. In addition, as a result of the Company’s strong year to date customer retention and visibility into customer activity for the remainder of 2020, the Company is lowering its annual churn guidance to 3 - 5%, down from the previous range of 3 - 6%.

The Company is increasing its 2020 Adjusted EBITDA guidance from a previous range of $275 million - $285 million to a new range of $280 million - $290 million. The Company’s improved Adjusted EBITDA outlook primarily reflects outperformance in recurring revenue year to date associated with strong leasing activity, continued operating leverage in its platform, reduced utility expenses net of recoveries, and lower than initially expected corporate travel expenses associated with the effects of COVID-19. The Company has incorporated an aggregate benefit of approximately $2 million - $3 million into its updated 2020 Adjusted EBITDA and OFFO per fully diluted share guidance reflecting the combined impact of lower than initially expected corporate travel expense and reduced utility expenses, net of recoveries.

The Company is increasing its 2020 OFFO per fully diluted share guidance from a previous range of $2.69 - $2.83 per share to a new range of $2.73 - $2.83 per share to reflect its higher Adjusted EBITDA outlook and updated capital development plan. The updated 2020 OFFO per fully diluted share guidance range represents an increase of $0.02 at the midpoint relative to the Company’s previous guidance range.

The Company is increasing its 2020 cash paid for capital expenditures guidance (excluding acquisitions and including its proportionate share of cash capital expenditures associated with the unconsolidated entity) as a result of strong year to date signed leasing activity that has resulted in a $111.2 million booked-not-billed annualized MRR backlog as of June 30, 2020 and improved sales pipeline visibility for the remainder of 2020. The Company is increasing its 2020 cash paid for capital expenditures guidance from a previous range of $550 million - $600 million to a new range of $650 million - $750 million.

The Company’s 2020 guidance assumes, among other things, that its facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions for its development activities, and it is able to collect

8 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

revenues in line with current expectations. The Company is also monitoring the impacts of COVID-19 on the fair value of its assets. While the Company does not currently anticipate any material impairments on its assets as a result of COVID-19, future changes in expectations for sales, earnings and cash flows related to fixed assets, intangible assets and goodwill could cause these assets to be impaired. While these are the Company’s current assumptions, this is an evolving situation and these assumptions could change, including if the duration of the pandemic is extended, which could affect outlook.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

9 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)

Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its business against the capital it has invested in the business.

ROIC (including QTS' pro rata share of unconsolidated JV)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
NOI (1) (2)	$88,112	$82,444	$78,084	$170,556	$153,537
Annualized NOI	352,448	329,776	312,336	341,112	307,074
Average undepreciated real estate assets and other net fixed assets placed in service	2,962,995	2,797,898	2,532,440	2,869,294	2,473,103
Annualized ROIC	11.9%	11.8%	12.3%	11.9%	12.4%

(1)	Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $4.8 million, $4.7 million and $4.6 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019 respectively, and $9.5 million and $9.0 million for the six months ended June 30, 2020 and 2019, respectively.
(2)	NOI includes QTS’ pro rata share of NOI from the unconsolidated joint venture.

	As of			As of
Calculation of Average Undepreciated Real Estate	June 30,	March 31,	June 30,	June 30,
Assets and Other Net Fixed Assets Placed in Service	2020	2020	2019	2020	2019
Real Estate Assets, net	$2,988,744	$2,830,630	$2,527,646	$2,988,744	$2,527,646
Less: Construction in progress	(976,257)	(877,313)	(856,005)	(976,257)	(856,005)
Plus: Accumulated depreciation	623,915	588,685	523,040	623,915	523,040
Plus: Goodwill	173,843	173,843	173,843	173,843	173,843
Plus: Other fixed assets, net	38,495	39,789	40,253	38,495	40,253
Plus: Acquired intangibles, net (1)	63,925	67,083	76,199	63,925	76,199
Plus: Leasing Commissions, net	47,741	45,734	39,987	47,741	39,987
Plus: Assets placed in service in unconsolidated JV (2)	51,678	45,455	40,391	51,678	40,391
Total as of period end	$3,012,084	$2,913,906	$2,565,354	$3,012,084	$2,565,354

Average undepreciated real estate assets and other net fixed assets as of reporting period (3)	$2,962,995	$2,797,898	$2,532,440	$2,869,294	$2,473,103

(1)	Net of acquired intangible liabilities and deferred tax liabilities.
(2)	Represents QTS’ basis in the assets in the JV which were $51.7 million as of June 30, 2020 (calculated as the cost basis of the assets contributed for in serviced phases of $104.6 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $52.9 million), $45.5 million as of March 31, 2020 (calculated as the cost basis of the assets contributed for in serviced phases of $92.2 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $46.7 million) and $40.4 million as of June 30, 2019 (calculated as the cost basis of the assets contributed for in serviced phases of $82.0 million less the equity contribution of the JV partner and the JV partner’s portion of debt of $41.6 million).
(3)	Calculated by using average quarterly balance of each account.

10 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

	Shares or	Market Price or	Market
	Equivalents	Liquidation Value as of	Capitalization
Implied Enterprise Value as of June 30, 2020:	Outstanding	June 30, 2020	(in thousands)
Class A Common Stock	61,303,473	$64.09	$3,928,940
Class B Common Stock	128,408	64.09	8,230
Total Shares Outstanding	61,431,881
Units of Limited Partnership Interest (1)	6,721,191	64.09	430,761
Options to purchase Class A Common Stock and performance units (2)	1,131,861	64.09	72,541
Effect of Class A common stock associated with forward equity sale (3)	1,121,396	64.09	71,870
Fully Diluted Total Shares and Units of Limited Partnership Interest outstanding as of June 30, 2020	70,406,329
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Liquidation value of Series B Convertible Preferred Stock	3,162,500	100.00	316,250
Total Equity			$4,935,592
Total Indebtedness			1,678,800	(4)
Implied Enterprise Value			$6,614,392

(1)	Includes 50,600 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of June 30, 2020.
(2)	Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis and the value of performance awards on an “as if” converted basis as of June 30, 2020.
(3)	Represents the “in the money” value of the forward equity shares on an “as if” converted basis as of June 30, 2020.
(4)	Excludes all debt issuance costs reflected as a reduction to liabilities at June 30, 2020 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand. This also includes the Company’s pro rata share of unconsolidated joint venture debt, net of its pro rata share of cash on hand at the joint venture.

The following table presents the weighted average fully diluted shares for the three and six months ended June 30, 2020:

	Three Months Ended	Six Months Ended
	June 30, 2020	June 30, 2020
Weighted average shares outstanding - basic	60,519,650	59,567,116
Effect of Class A partnership units (1)	6,670,591	6,670,791
Effect of Class O units on an "as if" converted basis (1)	43,562	41,907
Effect of options to purchase Class A common stock, restricted Class A common stock and performance units on an "as if" converted basis (2)	1,101,342	962,582
Effect of Class A common stock associated with forward equity sale (3)	1,070,830	848,917
Weighted average shares outstanding - diluted (4)	69,405,975	68,091,313

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three and six months ended June 30, 2020 was $62.49 and $58.97, respectively.
(3)	Represents the weighted average “in the money” value of the forward equity shares on an “as if” converted basis.
(4)	Series B Convertible Preferred stock was not incorporated on an “as if” converted basis as the conversion would have been antidilutive for the period presented.

11 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of June 30, 2020.

			Net Rentable Square Feet (Operating NRSF) (1)
									Available	Basis of	Current
		Gross							Utility	Design	Raised
	Year	Square	Raised	Office &	Supporting		%	Annualized	Power	("BOD")	Floor as a
Properties	Acquired (2)	Feet (3)	Floor (4)	Other (5)	Infrastructure (6)	Total	Occupied (7)	Rent (8)	(MW) (9)	NRSF	% of BOD
Richmond, VA	2010	1,318,353	117,309	51,093	131,654	300,056	85.4%	$34,155,319	110	557,309	21.0%
Atlanta, GA (DC - 1) (10)	2006	968,695	527,186	36,953	364,815	928,954	98.8%	121,257,186	72	527,186	100.0%
Irving, TX	2013	698,000	187,742	6,981	198,913	393,636	97.6%	54,296,750	140	275,701	68.1%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	10,380,831	22	158,157	36.8%
Chicago, IL	2014	474,979	87,500	3,508	88,422	179,430	88.6%	20,718,808	56	215,855	40.5%
Ashburn, VA	2017	445,000	110,606	13,199	110,560	234,365	94.4%	7,602,061	50	178,000	62.1%
Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	94.8%	62,137,295	36	212,975	96.5%
Piscataway, NJ	2016	360,000	111,263	19,243	110,479	240,985	94.6%	22,259,885	111	176,000	63.2%
Fort Worth, TX	2016	261,836	55,828	17,232	97,699	170,759	77.0%	5,831,804	50	80,000	69.8%
Hillsboro, OR	2017	158,000	16,563	1,000	14,228	31,791	100.0%	677,964	30	85,000	19.5%
Santa Clara, CA (11)	2007	135,322	59,905	944	45,094	105,943	90.1%	22,854,006	11	80,940	74.0%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	38.2%	10,310,436	8	54,595	100.0%
Dulles, VA (12)	2017	87,159	30,545	5,997	32,892	69,434	90.3%	18,059,373	13	48,270	63.3%
Leased facilities (13)	2006 & 2015	190,875	62,274	18,650	41,901	122,825	84.5%	24,533,568	14	82,886	75.1%
Other (14)	Misc.	459,549	51,561	49,337	70,636	171,534	86.0%	13,787,796	98	180,380	28.6%
		6,574,164	1,736,642	237,857	1,549,742	3,524,241	93.1%	$428,863,082	821	2,913,254	59.6%

New Property Development
Atlanta, GA (DC - 2) (15)	2018	495,000	—	—	—	—	—%	—	—	240,000	—%

Unconsolidated JV Properties - at the JV's 100% Share (16)
Manassas, VA	2018	118,031	33,600	12,663	39,044	85,307	100.0%	$8,456,635	135	66,324	50.7%

Total properties		7,187,195	1,770,242	250,520	1,588,786	3,609,548	93.3%	$437,319,717	956	3,219,578	55.0%

(1)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.
(2)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(3)	With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 376,394 square feet of QTS office and support space, which is not included in operating NRSF.
(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.
(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)	Calculated as data center raised floor that is subject to a signed lease for which billing has commenced divided by leasable raised floor based on the current configuration of the properties, expressed as a percentage.
(8)	The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of June 30, 2020.
(10)	This property was formerly known as “Atlanta, GA (Metro)” but has been renamed “Atlanta, GA (DC-1)” to distinguish between the existing data center and the new property development shown as “Atlanta, GA (DC – 2)” within the new property development section.
(11)	Subject to long-term ground lease.
(12)	The Dulles campus has two data center buildings and the Company is currently relocating customers from the smaller and older facility to the newer facility in an effort to optimize its operating cost structure.
(13)	Includes 7 facilities. All facilities are leased, including those subject to finance leases.
(14)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities.
(15)	Represents the development of a new data center building at our Atlanta, GA campus.
(16)	Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’ pro rata share of the JV is 50%.

12 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Development Costs Summary

(in millions, except NRSF data)

During the second quarter of 2020, the Company brought online approximately six megawatts of gross power and approximately 42,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Hillsboro, Chicago, and Piscataway facilities at an aggregate cost of approximately $72.4 million.

Additionally, during the second quarter of 2020 the joint venture brought online the third phase at the Manassas facility, representing approximately four megawatts of gross power and approximately 11,000 NRSF of raised floor at an aggregate cost of approximately $22 million at the joint venture’s 100% share, of which the Company’s pro rata share was approximately $11 million. The joint venture intends to bring additional space and power into service as incremental development at the Manassas facility takes place and future phases are delivered to the customer.

For the six months ended June 30, 2020, excluding the Company’s share of the aforementioned capital at the joint venture, the Company brought online approximately 27 megawatts of gross power and approximately 101,000 NRSF of raised floor and customer specific capital at its Ashburn, Fort Worth, Atlanta (DC-1), Hillsboro, Chicago and Piscataway facilities at an aggregate cost of approximately $296.5 million.

The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2020 (in millions).

	Under Construction Costs (1)
		Estimated Cost to		Expected
Properties	Actual (2)	Completion (3)	Total	Completion date
Ashburn, VA	$64	$30	$94	Q3/Q4 2020
Fort Worth, TX	13	10	23	Q3 2020
Irving, TX	10	1	11	Q3 2020
Eemshaven, Netherlands	8	3	11	Q3 2020
Richmond, VA	6	1	7	Q3 2020
Suwanee, GA	4	1	5	Q3 2020
	$105	$46	$151

New Property Development
Atlanta, GA (DC - 2) (4)	120	42	162	Q3/Q4 2020

Totals	$225	$88	$313

(1)	In addition to projects currently under construction, the Company’s near-term development projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future development projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.
(2)	Represents actual costs under construction through June 30, 2020. In addition to the $225 million of construction costs incurred through June 30, 2020 for development expected to be completed by December 31, 2020, as of June 30, 2020 the Company had incurred $751 million of additional costs (including acquisition costs and other capitalized costs) for other development projects that are expected to be completed after December 31, 2020.
(3)	Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.
(4)	Represents the development of a new data center building at our Atlanta, GA campus.

13 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Development Summary

(in millions, except NRSF data)

The following development table presents an overview of the Company’s development pipeline, based on information as of June 30, 2020. This table shows the Company’s ability to increase its raised floor of 1.8 million square feet as of June 30, 2020 to 3.2 million square feet, exclusive of incremental development capacity on adjacent land holdings.

	Raised Floor NRSF
	Overview as of June 30, 2020
	Current				Approximate
	NRSF in	Under	Future	Basis of	Adjacent Acreage
Properties	Service	Construction (1)	Available (2)	Design NRSF	of Land (3)
Richmond, VA	117,309	5,000	435,000	557,309	182.2
Atlanta, GA (DC - 1) (4)	527,186	—	—	527,186	—
Irving, TX	187,742	20,000	67,959	275,701	29.4
Princeton, NJ	58,157	—	100,000	158,157	65.0
Chicago, IL	87,500	—	128,355	215,855	23.0
Ashburn, VA	110,606	44,000	23,394	178,000	62.9
Suwanee, GA	205,608	7,367	—	212,975	15.4
Piscataway, NJ	111,263	—	64,737	176,000	—
Fort Worth, TX	55,828	16,000	8,172	80,000	26.5
Hillsboro, OR	16,563	—	68,437	85,000	82.7
Santa Clara, CA	59,905	—	21,035	80,940	—
Sacramento, CA	54,595	—	—	54,595	—
Dulles, VA	30,545	—	17,725	48,270	—
Leased facilities (5)	62,274	—	20,612	82,886	—
Phoenix, AZ	—	—	—	—	84.2
Manassas, VA	—	—	—	—	87.1
Other (6)	51,561	9,500	119,319	180,380	—
	1,736,642	101,867	1,074,745	2,913,254	658.4

New Property Development
Atlanta, GA (DC - 2) (7)	—	56,000	184,000	240,000	63.4

Unconsolidated JV Properties - at the JV's 100% Share (8)
Manassas, VA	33,600	—	32,724	66,324	—

Totals as of June 30, 2020	1,770,242	157,867	1,291,469	3,219,578	721.8

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2020.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2020.
(3)	The total cost basis of adjacent land, which is land available for the future development, is approximately $230.6 million, of which approximately $198.5 million is included in Construction in Progress on the consolidated balance sheet. The Basis of Design NRSF does not include any build-out on the available land.
(4)	This property was formerly known as “Atlanta, GA (Metro)” but has been renamed “Atlanta, GA (DC-1)” to distinguish between the existing data center and the new property development shown as “Atlanta, GA (DC – 2)” within the new property development section.
(5)	Includes 7 facilities. All facilities are leased, including those subject to finance leases.
(6)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; Eemshaven, Netherlands and Groningen, Netherlands facilities.
(7)	Represents the development of a new data center building at our Atlanta, GA campus.
(8)	Represents the Company’s unconsolidated joint venture at the JV’s 100% share. QTS’ pro rata share of the JV is 50%.

14 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates net operating income, or NOI, as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.

The breakdown of NOI by facility is shown below:

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Breakdown of NOI by facility:
Atlanta (DC - 1) data center (1)	$26,843	$26,101	$23,468	$52,944	$47,135
Atlanta-Suwanee data center	12,592	12,802	12,186	25,394	23,983
Richmond data center	6,436	6,276	9,700	12,712	18,479
Irving data center	11,033	11,412	11,364	22,445	22,784
Dulles data center	3,188	3,159	2,830	6,347	5,762
Leased data centers (2)	1,818	1,883	2,084	3,701	4,635
Santa Clara data center	2,391	2,595	2,133	4,986	3,814
Piscataway data center	4,204	3,635	3,483	7,839	6,938
Princeton data center	2,476	2,506	2,473	4,982	4,947
Sacramento data center	1,422	1,597	1,447	3,019	3,122
Chicago data center	4,460	3,891	3,064	8,351	5,805
Ashburn data center	3,799	2,606	535	6,405	852
Fort Worth data center	2,296	1,322	761	3,618	1,026
Other facilities (3)	4,227	1,815	1,714	6,042	3,179
NOI from consolidated operations (4)	$87,185	$81,600	$77,242	$168,785	$152,461
Pro rata share of NOI from unconsolidated entity (5)	927	844	842	1,771	1,076
Total NOI	$88,112	$82,444	$78,084	$170,556	$153,537

(1)	This property was formerly known as “Atlanta-Metro data center” but has been renamed “Atlanta (DC-1) data center” to distinguish between the existing data center and the new property development.
(2)	Includes 7 facilities. All facilities are leased, including those subject to finance leases.
(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS and Groningen, Netherlands facilities. In addition, includes management fees and development fees.
(4)	Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $4.8 million, $4.7 million and $4.6 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and $9.5 million and $9.0 million for the six months ended June 30, 2020 and 2019, respectively.
(5)	QTS’ pro rata share of the JV is 50%.

15 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Our cash paid for capital expenditures is summarized as follows:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Development (1)	$187,824	$144,480	$79,120	$332,304	$152,528
Acquisitions	—	1,797	46,155	1,797	46,155
Maintenance capital expenditures	4,220	1,662	2,233	5,882	2,942
Other capital expenditures (2)	23,731	26,403	33,584	50,134	52,443
Total capital expenditures	$215,775	$174,342	$161,092	$390,117	$254,068

(1)	Includes QTS’ pro rata share of capital expenditures associated with the unconsolidated joint venture. Total capital expenditures of the joint venture were approximately $12 million (of which $5 million was our pro rata share) for the three months ended June 30, 2020, less the equity contribution of the JV partner and the JV partners’ portion of debt of $7 million. Total capital expenditures of the joint venture were approximately $1 million (of which $0.5 million was our pro rata share) for the three months ended March 31, 2020, less the equity contribution of the JV partner and the JV partners’ portion of debt of $0.5 million. Total capital expenditures of the joint venture were approximately $9 million (of which $4 million was our pro rata share) for the three months ended June 30, 2019, less the equity contribution of the JV partner and the JV partners’ portion of debt of $5 million. Total capital expenditures of the joint venture were approximately $13 million (of which $6 million was our pro rata share) for the six months ended June 30, 2020, less equity contribution of the JV partner and the JV partners’ portion of debt of $7 million. Total capital expenditures of the joint venture were approximately $35 million (of which $17 million was our pro rata share) for the six months ended June 30, 2019, less equity contribution of the JV partner and the JV partners’ portion of debt of $18 million.
(2)	Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

16 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution. The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 18 for such renewals). The amounts below include results of the consolidated business as well as QTS’ 50% pro rata share of the leasing activity attributable to the JV, if any.

During the second quarter of 2020, the Company entered into 499 new and modified leases aggregating to $21.0 million of incremental annualized rent. The Company’s second quarter leasing performance was primarily driven by strong sales in its federal and hybrid colocation product verticals, which combined contributed the majority of the total second quarter incremental annualized rent signed. The Company’s second quarter 2020 leasing performance includes the signing of a 5+ megawatt expansion for an existing strategic hyperscale customer supporting a large federal program. This deployment, across multiple existing QTS sites, is set to commence in mid-2021 and represents an expansion of the 5+ megawatt federal customer lease QTS signed during the second quarter of 2019. Pricing on new and modified leases signed during the second quarter was $548 per leased square foot, representing a 24% increase above the prior four quarter average, primarily driven by the premium pricing typically associated with federal and hybrid colocation leases.

The pricing on new and modified leases signed varies quarter to quarter based on the mix of deals leased, as hyperscale and hybrid colocation vary on a rate per square foot basis. Annualized rent per leased square foot is computed using the total rent associated with all new and modified leases for the respective periods.

				Incremental
			Annualized	Annualized
		Number of	rent per	Rent, Net of
	Period	Leases	leased sq ft	Downgrades (1)
New/modified leases signed	Q2 2020	499	$548	$21,044,584
	P4QA (2)	427	442	21,646,244
	Q1 2020	486	388	21,832,767
	Q4 2019	373	465	27,742,166
	Q3 2019	444	404	17,385,468
	Q2 2019	404	544	19,624,574

(1)	Amounts include incremental MRR only, net of downgrades.
(2)	Average of prior four quarters.

NOTE: Figures above do not include cost recoveries.

The following table outlines the booked-not-billed (“BNB”) balance as of June 30, 2020 and how it is expected to affect revenue in 2020 and subsequent years based on the current terms of the applicable contracts.

Note: The following table includes QTS’ 50% pro rata share of BNB revenue from the unconsolidated joint venture.

Booked-not-billed ("BNB") (1)	2020	2021	Thereafter	Total
MRR	$2,367,273	$4,353,135	$2,543,507	$9,263,915
Incremental revenue (2)	8,828,593	34,492,470	30,522,086
Annualized revenue (3) (4)	28,407,275	52,237,623	30,522,086	111,166,984

(1)	Includes the Company’s consolidated booked-not-billed balance in addition to booked-not-billed revenue associated with the unconsolidated JV at QTS’ pro rata share of the booked-not-billed revenue. Of the $111.2 million annualized BNB revenue, approximately $1.8 million related to QTS’ pro rata share of booked-not-billed revenue associated with the unconsolidated JV.
(2)	Incremental revenue represents the expected amount of recognized MRR for the business in the period based on when the booked-not-billed leases commence throughout the period.
(3)	Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.
(4)	As of June 30, 2020, adjusting booked-not-billed revenue for the effects of revenue which had begun recognition via straight line rent, the Company’s annualized booked-not-billed balance was $63.3 million, of which $19.6 million was attributable to 2020, $29.1 million was attributable to 2021, and $14.6 million was attributable to years thereafter.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of June 30, 2020 to be approximately $138 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

17 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased as hyperscale and hybrid colocation vary on a rate per square foot basis.

Consistent with the Company’s strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates. The amounts below include results of the consolidated business as well as QTS’ 50% pro rata share of the renewal leasing activity attributable to the JV, if any.

The average rent per square foot for renewals signed in the second quarter of 2020 was 2.6% higher than the rates for those customers immediately prior to renewal, which is consistent with the Company’s expectation that renewal rates will generally increase in the low to mid-single digits.

Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 0.5% for the second quarter of 2020. Rental Churn was 1.1% for the six months ended June 30, 2020.

			Annualized
		Number of	rent per	Annualized	Rent
	Period	renewed leases	leased sq ft	Rent	Change (1)
Renewed Leases	Q2 2020	112	$509	$19,555,593	2.6%
	P4Q avg (2)	91	661	15,650,582	1.5%
	Q1 2020	78	871	11,279,385	5.0%
	Q4 2019	90	777	11,522,508	(2.2)%
	Q3 2019	88	541	25,862,052	2.0%
	Q2 2019	109	732	13,938,384	1.2%

(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.
(2)	Average of prior four quarters.

18 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Lease Expirations

Hyperscale leases are typically 5-10 years with the majority of hyperscale lease expirations occurring in 2022 and beyond. Hybrid colocation leases are typically 3 years in duration, with the majority of hybrid colocation lease expirations occurring between 2020 and 2022. The following table sets forth a summary schedule of the lease expirations as of June 30, 2020. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.

Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the JV is 50%.

							Hybrid
		Total Raised				Hyperscale as	Colocation as
	Number of	Floor of	% of Portfolio		% of Portfolio	% of Portfolio	% of Portfolio
Year of Lease	Leases	Expiring	Leased Raised	Annualized	Annualized	Annualized	Annualized
Expiration	Expiring (1)	Leases	Floor	Rent (2)	Rent	Rent	Rent
Month-to-Month (3)	1,090	12,588	1%	$10,727,137	2%	—%	2%
2020	1,240	143,512	11%	73,975,361	17%	2%	15%
2021	1,423	247,792	19%	96,841,171	22%	5%	17%
2022	1,045	350,956	27%	118,243,998	27%	13%	14%
2023	508	137,289	11%	55,531,301	13%	3%	10%
After 2023	479	409,945	31%	77,772,431	19%	10%	9%
Portfolio Total	5,785	1,302,082	100%	$433,091,399	100%	33%	67%

(1)	Represents each agreement with a customer signed as of June 30, 2020 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)	The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.
(3)	Consists of customer leases whose original contract terms ended and have continued on a month-to-month basis.

19 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Largest Customers

As of June 30, 2020, the Company’s portfolio was leased to over 1,200 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of June 30, 2020 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing).

Note: The table below includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the JV is 50%.

				Weighted
				Average
			% of Portfolio	Remaining
	Number of	Annualized	Annualized	Lease Term
Principal Customer Industry	Locations	Rent (1)	Rent	(Months) (2)
Content & Digital Media	1	$47,054,145	10.9%	24
Cloud & IT Services	4	23,714,267	5.5%	56
Cloud & IT Services	1	19,241,485	4.4%	21
Content & Digital Media	3	15,385,459	3.6%	25
Cloud & IT Services	8	14,075,567	3.3%	44
Cloud & IT Services	2	8,682,947	2.0%	42
Cloud & IT Services	6	7,547,448	1.7%	15
Government & Security	1	6,977,837	1.6%	33
Retail	1	6,522,110	1.5%	24
Financial Services	1	5,017,032	1.2%	49
Total / Weighted Average		$154,218,297	35.7%	32

(1)	Annualized rent is presented for leases commenced as of June 30, 2020. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of June 30, 2020.

20 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Product & Industry Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of June 30, 2020:

	June 30, 2020		December 31, 2019
	Annualized Rent (1)	% of Portfolio	Annualized Rent (1)	% of Portfolio
Hyperscale	$144,556,718	33%	$136,232,356	33%
Hybrid Colocation	288,534,681	67%	272,170,874	67%
Portfolio Total	$433,091,399	100%	$408,403,230	100%

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the JV is 50%

The following table sets forth information relating to the industry segmentation of customers as of June 30, 2020:

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the JV is 50%.

The following table sets forth information relating to the industry segmentation of customers as of December 31, 2019:

(1)	Includes the Company’s pro rata share of leases associated with the unconsolidated joint venture. QTS’ pro rata share of the JV is 50%.

21 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)

The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average
	Effective Interest Rate at		Outstanding Balance as of:
	June 30, 2020 (1)	Maturity Date	June 30, 2020	December 31, 2019
Unsecured Credit Facility (2)
Revolving Credit Facility	1.41%	December 17, 2023	$507,854	$317,028
Term Loan A	3.26%	December 17, 2024	225,000	225,000
Term Loan B	3.30%	April 27, 2025	225,000	225,000
Term Loan C	3.46%	October 18, 2026	250,000	250,000
Senior Notes (3)	4.75%	November 15, 2025	400,000	400,000
Lenexa Mortgage	4.10%	May 1, 2022	1,707	1,736
Finance Leases	4.35%	2021 - 2038	43,865	45,140
Total consolidated debt	3.12%		1,653,426	1,463,904

QTS’ Pro Rata Share of Unconsolidated JV Debt (4)	4.47%	February 22, 2023	43,064	35,166
Total consolidated and unconsolidated debt			$1,696,490	$1,499,070

(1)	The coupon interest rates associated with Term Loan A, Term Loan B, Term Loan C and debt at the unconsolidated JV level incorporate the effects of interest rate swaps in effect as of June 30, 2020.
(2)	Balances exclude debt issuance costs reflected as offsets to liabilities aggregating $5.9 million and $6.4 million as of June 30, 2020 and December 31, 2019, respectively.
(3)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $4.1 million and $4.5 million as of June 30, 2020 and December 31, 2019, respectively.
(4)	Balances excludes QTS’ pro rata share of debt issuance costs reflected as offsets to liabilities aggregating $0.9 million and $1.1 million at June 30, 2020 and December 31, 2019, respectively.

	Outstanding Balance as of:	% of	Outstanding Balance as of:	% of
	June 30, 2020 (1)	total	December 31, 2019 (1)	total
Fixed Rate Debt	$1,188,636	70.1%	$1,082,042	72.2%
Floating Rate Debt	507,854	29.9%	417,028	27.8%
	$1,696,490	100.0%	$1,499,070	100.0%

(1)	As of June 30, 2020, the entire balance of all term loan debt is swapped to a fixed rate. As of June 30, 2020, the calculation includes the effects of $86 million of debt at the joint venture (of which $43 million is QTS’ share) that is swapped to a fixed rate. As of December 31, 2019, the calculation included all debt that was currently at a fixed rate and pro forma for an additional $200 million of debt that was swapped to a fixed rate that became effective January 2, 2020. As of December 31, 2019, the calculation also included the effects of $70 million of debt at the joint venture (of which $35 million is QTS’ share) that was swapped to a fixed rate.

Scheduled debt maturities as of June 30, 2020:

Debt instruments	2020	2021	2022	2023	2024	Thereafter	Total
Unsecured Credit Facility (1)	$—	$—	$—	$507,854	$225,000	$475,000	$1,207,854
Senior Notes (2)	—	—	—	—	—	400,000	400,000
Lenexa Mortgage	35	73	1,599	—	—	—	1,707
Finance Leases	1,304	2,712	2,958	3,229	3,516	30,146	43,865
Total consolidated debt	1,339	2,785	4,557	511,083	228,516	905,146	1,653,426

QTS’ Pro Rata Share of Unconsolidated JV Debt	2	4	4	42,954	4	96	43,064
Total consolidated and unconsolidated debt	$1,341	$2,789	$4,561	$554,037	$228,520	$905,242	$1,696,490

(1)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.9 million as of June 30, 2020.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $4.1 million as of June 30, 2020.

22 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

A summary of the Company’s interest expense is as follows:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Interest costs and fees	$13,627	$14,276	$13,856	$27,903	$27,837
Amortization of deferred financing costs	991	987	979	1,978	1,957
Capitalized interest (1)	(7,694)	(8,101)	(8,376)	(15,795)	(16,189)
Total consolidated interest expense	6,924	7,162	6,459	$14,086	$13,605

QTS’ pro rata share of unconsolidated JV interest expense	526	541	539	1,067	712
Total consolidated and unconsolidated interest expense	$7,450	$7,703	$6,998	$15,153	$14,317

(1)	The weighted average interest rate, including the effects of interest rate swaps, for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019 was 3.12%, 3.85%, and 4.31%, respectively.

23 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) Revenue; (2) FFO, Operating FFO and Adjusted Operating FFO; (3) MRR and Recognized MRR; (4) NOI; and (5) EBITDAre and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. Revenue, FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new development projects due to changes in the Company’s configuration of product space.

Basis-of-design raised floor space. The Company defines basis-of-design raised floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for development or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

24 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, equity-based compensation and similar adjustments for unconsolidated entities.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

25 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
FFO
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Equity in net loss of unconsolidated entity	590	677	401	1,267	675
Real estate depreciation and amortization	44,196	41,700	38,544	85,896	74,471
Gain on sale of real estate, net	—	—	—	—	(13,408)
Pro rata share of FFO from unconsolidated entity	399	278	344	677	385
FFO (1)	55,394	50,775	46,824	106,169	90,806
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(14,090)	(14,090)
FFO available to common stockholders & OP unit holders	48,349	43,730	39,779	92,079	76,716

Transaction and integration costs	381	216	1,039	597	2,253
Operating FFO available to common stockholders & OP unit holders (2)	48,730	43,946	40,818	92,676	78,969

Maintenance capital expenditures	(4,220)	(1,662)	(2,233)	(5,882)	(2,942)
Leasing commissions paid	(6,805)	(8,998)	(6,528)	(15,803)	(13,043)
Amortization of deferred financing costs	991	987	979	1,978	1,957
Non real estate depreciation and amortization	3,358	3,370	2,937	6,728	5,798
Straight line rent revenue and expense and other	(5,702)	(3,755)	(979)	(9,457)	(2,401)
Tax expense (benefit) from operating results	138	(169)	199	(31)	410
Equity-based compensation expense	6,082	4,875	4,296	10,957	7,596
Adjustments for unconsolidated entity	(88)	66	(42)	(22)	(20)
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$42,484	$38,660	$39,447	$81,144	$76,324

(1)	No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, nor were any gains, losses or impairment write-downs associated with assets incidental to our primary business incurred during the six months ended June 30, 2020 and 2019.
(2)	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

26 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below (unaudited and in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Recognized MRR in the period
Total period revenues (GAAP basis)	$131,640	$126,292	$119,167	$257,932	$231,856
Less: Total period variable lease revenue from recoveries	(12,528)	(12,275)	(12,672)	(24,803)	(23,465)
Total period deferred setup fees	(4,520)	(3,924)	(3,822)	(8,444)	(7,053)
Total period straight line rent and other	(9,327)	(8,032)	(5,485)	(17,359)	(9,428)
Recognized MRR in the period	105,265	102,061	97,188	207,326	191,910

MRR at period end
Total period revenues (GAAP basis)	$131,640	$126,292	$119,167	$257,932	$231,856
Less: Total revenues excluding last month	(87,538)	(82,446)	(77,863)	(213,830)	(190,552)
Total revenues for last month of period	44,102	43,846	41,304	44,102	41,304
Less: Last month variable lease revenue from recoveries	(4,350)	(4,156)	(4,222)	(4,350)	(4,222)
Last month deferred setup fees	(1,533)	(1,410)	(1,322)	(1,533)	(1,322)
Last month straight line rent and other	(2,480)	(3,669)	(3,349)	(2,480)	(3,349)
Add: Pro rata share of MRR at period end of unconsolidated entity	352	352	369	352	369
MRR at period end	$36,091	$34,963	$32,780	$36,091	$32,780

27 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA,

The Company calculates EBITDAre in accordance with the standards established by NAREIT. EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property related to its primary business , and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset based charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income to EBITDAre and Adjusted EBITDA is presented below (unaudited and in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
EBITDAre and Adjusted EBITDA
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Equity in net loss of unconsolidated entity	590	677	401	1,267	675
Interest income	(2)	—	(36)	(2)	(81)
Interest expense	6,924	7,162	6,459	14,086	13,605
Tax expense (benefit) of taxable REIT subsidiaries	138	(169)	199	(31)	410
Depreciation and amortization	47,554	45,070	41,481	92,624	80,269
Gain on disposition of depreciated property	—	—	—	—	(13,408)
Pro rata share of EBITDAre from unconsolidated entity	924	819	863	1,743	1,078
EBITDAre (1)	$66,337	$61,679	$56,902	$128,016	$111,231

Equity-based compensation expense	6,082	4,875	4,296	10,957	7,596
Transaction and integration costs	381	216	1,039	597	2,253
Adjusted EBITDA	$72,800	$66,770	$62,237	$139,570	$121,080

(1)	No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, nor were any gains, losses or impairment write-downs associated with assets incidental to our primary business incurred during the six months ended June 30, 2020 and 2019.

28 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction, integration and impairment costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.

A reconciliation of net income to NOI is presented below (unaudited and in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Operating Income (NOI)
Net income	$10,209	$8,120	$7,535	$18,329	$28,683
Equity in net loss of unconsolidated entity	590	677	401	1,267	675
Interest income	(2)	—	(36)	(2)	(81)
Interest expense	6,924	7,162	6,459	14,086	13,605
Depreciation and amortization	47,554	45,070	41,481	92,624	80,269
Other (income) expense	—	(159)	40	(159)	40
Tax expense (benefit) of taxable REIT subsidiaries	138	(169)	199	(31)	410
Transaction, integration and impairment costs	381	216	1,039	597	2,253
General and administrative expenses	21,391	20,683	20,124	42,074	40,015
Gain on sale of real estate, net	—	—	—	—	(13,408)
NOI from consolidated operations (1)	$87,185	$81,600	$77,242	$168,785	$152,461
Pro rata share of NOI from unconsolidated entity	927	844	842	1,771	1,076
Total NOI (1)	$88,112	$82,444	$78,084	$170,556	$153,537

(1)	Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $4.8 million, $4.7 million and $4.6 million for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively, and $9.5 million and $9.0 million for the six months ended June 30, 2020 and 2019, respectively.

29 QTS Q2 Earnings 2020	Contact: IR@qtsdatacenters.com